FINAL AGREEMENT

I, Ruby Lorraine “Tootie” Feagan, do hereby agree to sell all my rights, assets, recipes, customers, customer lists, baking related equipment, building and all things utilized in the baking of pies and desserts, other than any movie or book rights, which I will retain, to the Tootie Pie Company, Inc., a Nevada Corporation (the Company), in return for $50,000.00 (Fifty Thousand Dollars) and 600,000 shares of common stock in the Company, with the shares to be divided as follows: 200,000 shares to go to Ruby Feagan and the remaining 400,000 shares to go to my daughter, Bobbie Keese.  I understand that no new shares will be owed either of us as part of this transaction. I understand and agree that this transaction is a more than generous value for my above listed assets.

I agree to execute a non-competition clause with the Company, whereby I will be prohibited from working, consulting or otherwise operating or assisting, directly or indirectly, any business associated with or related to pies or desserts with the Tootie Pie Company, Inc.

This Agreement is meant to be the Final Agreement between the parties that will be executed, replacing the non-binding Letter of Intent dated April 29, 2005 and acknowledge that all consideration has been given or paid to the satisfaction of all of the parties to this Final Agreement.

Signed and executed this 6th day of November, 2006, by the parties below:

By: /s/ Ruby Lorraine “Tootie” Feagan

   By: /s/ Don L. Merrill, Jr.

Ruby Lorraine “Tootie” Feagan                        Don L. Merrill, Jr., President

                                                                           Tootie Pie Company, Inc.,

                                                                           a Nevada Corporation